Exhibit 99.1

Press release

Mymetics Signs Agreement to Manufacture Virosome based
HER-Vaxx Cancer Immunotherapy

Epalinges, Switzerland, July 16, 2014 – Mymetics (OTC BB: MYMX) announced today that it has signed an exclusive agreement with Imugene (ASX; IMU), an Australian based biopharmaceutical company, to manufacture and develop its cancer immunotherapy HER-Vaxx, which is planned to enter into a PhaseI/II clinical trial in 2015.

Mymetics will use its strong experience and specialist know-how in virosome based vaccines and integrating antigens in viral membranes to manufacture the Imugene HER-Vaxx cancer immunotherapy vaccine candidate.

Ronald Kempers, CEO of Mymetics said: “We are proud that Imugene has decided to engage with Mymetics for the manufacturing of their proprietary HER-Vaxx immunotherapy. It further confirms and recognizes Mymetics as a global leader and niche player in the development and formulation of virosomes and integration of membrane proteins and peptides for immunotherapy and vaccine candidates”.

Dr Nick Ede, Executive Director Imugene said, "Mymetics uses the same vaccine delivery platform for infectious diseases that we are using for our immuno-oncology program and together both companies will work to exploit the potential value of influenza-based virosomes.”

About Mymetics

Mymetics Corporation is a Swiss-based biotechnology company registered in the US (OTC BB: MYMX) developing next-generation preventative vaccines for infectious diseases. Mymetics’ core technology and expertise are in the use of virosomes, lipid-based carriers containing functional fusion viral proteins, in combination with rationally designed antigens. The company’s vaccines are designed to induce protection against early transmission and infection, focusing on the mucosal immune response as a first-line defense, which, for some pathogens, may be essential for the development of an effective prophylactic vaccine. Mymetics currently has 5 vaccines in its pipeline: HIV-1/AIDS, intra nasal Influenza, Malaria, Herpes Simplex Virus and the RSV vaccine (out licensed to ClearPath – Astellas). The company’s HIV-1 vaccine has completed a Phase I clinical trial in healthy human volunteers. A Phase 1b clinical trial for its Malaria vaccine on children in Tanzania has been completed, while the HSV vaccine candidate is in the preclinical phase. For further information, please visit mymetics.com.

About Imugene: Imugene (ASX; IMU) is an immuno-oncology biopharmaceutical company developing HER2 +ve gastric and breast cancer immunotherapies. The Company’s lead product is HER-Vaxx, a proprietary HER2 +ve cancer immunotherapy that stimulates a polyclonal antibody response to HER-2/neu. HER-2/neu is a known and validated receptor over-expressed on various tumours including gastric, breast, ovarian, lung and pancreatic cancers. HER-Vaxx has successfully completed a Phase I study in breast cancer and the next stage of development will be a Phase II study in gastric cancer. Imugene’s corporate headquarters are located in Melbourne, Australia with the scientific team in Vienna, Austria. For more information on Imugene, please visit www.imugene.com

Press release

Contact
Ronald Kempers
CEO
Mymetics Corporation
Tel: +41 21 653 4535

Media contact
Olivia Gerig
Senior Consultant
Dynamics Group
Mobile: + 41 78 683 52 66
Email: oge@dynamicsgroup.ch

Forward-looking statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements, which are identified by the words "believe," "expect," "anticipate," "intend," "plan" and similar expressions. The statements contained herein which are not based on historical facts are forward-looking statements that involve known and unknown risks and uncertainties that could significantly affect our actual results, performance or achievements in the future and, accordingly, such actual results, performance or achievements may materially differ from those expressed or implied in any forward-looking statements made by or on our behalf. These risks and uncertainties include, but are not limited to, risks associated with our ability to successfully develop and protect our intellectual property, our ability to raise additional capital to fund future operations and compliance with applicable laws and changes in such laws and the administration of such laws. See Mymetics' most recent Form 10-K for a discussion of such risks, uncertainties and other factors. Readers are cautioned not to place undue reliance on these forward- looking statements which speak only as of the date the statements were made.